     FOR IMMEDIATE RELEASE

Exhibit 99.1
FOR:At Road, Inc.

Contact:

Thomas C. Hoster Chief Financial Officer @Road 510-870-1099 thoster@road-inc.com	David J. Lebedeff Investor Relations Director @Road 510-870-1317 dlebedeff@road-inc.com

@ROAD® PRICES FOLLOW-ON PUBLIC OFFERING

Fremont, CA (August 20, 2003) — @Road (Nasdaq: ARDI) today announced that it has priced the sale of 4,000,000 newly issued shares of its common stock and 2,500,000 shares of its common stock by selling stockholders at $14.00 per share. The company will not receive any of the proceeds from the sale of shares by the selling stockholders. Certain of the selling stockholders have also granted the underwriters a 30-day option to purchase up to an additional 975,000 shares to cover over-allotments, if any.

The managing underwriters of the offering are UBS Securities LLC, U.S. Bancorp Piper Jaffray Inc., Needham & Company, Inc. and Raymond James & Associates. A final prospectus relating to the offering may be obtained from UBS Securities LLC, 299 Park Avenue, New York, NY 10171-0026; U.S. Bancorp Piper Jaffray Inc., 800 Nicollet Mall, Suite 800, Minneapolis, MN 55402; Needham & Company, Inc., 445 Park Avenue, New York, NY 10022; and Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, FL 33716.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About @Road

@Road is a leading provider of mobile resource management (MRM) services, a rapidly growing category of productivity solutions integrating wireless communications, location technologies, hosted software applications, transaction processing and Internet technologies to help companies better manage mobile workers. Any size organization, in any industry or public sector, in which improving the productivity of mobile workers has an impact on revenue, expenses, customer service and competitive advantage, will benefit from @Road MRM services. Because @Road offers MRM services on a hosted basis, customers avoid expensive and complex software and IT infrastructure investments. Since @Road delivers services using a subscription model, customers experience a rapid and measurable return-on-investment.

@Road delivers its MRM services to more than 109,000 mobile workers in the United States and Canada every day. The company has headquarters in Fremont, CA, and secure networked data centers on both U.S. coasts. For more information, visit the @Road web site at www.road.com.

# # #

@Road is a registered trademark of At Road, Inc. The @Road logo is a trademark of At Road, Inc. All other trademarks and service marks are the property of their respective owners.